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Exhibit 21.1

LIST OF SUBSIDIARIES OF CASTLEPOINT HOLDINGS, LTD.

Entity	State or Country of Incorporation or Formation
CastlePoint Bermuda Holdings, Ltd.	Bermuda
CastlePoint Management Corp.	Delaware
CastlePoint Management Statutory Trust I	Delaware
CastlePoint Management Statutory Trust II	Delaware
CastlePoint Reinsurance Company, Ltd.	Bermuda
Tower Indemnity Company of America	New York

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LIST OF SUBSIDIARIES OF CASTLEPOINT HOLDINGS, LTD.